As filed with the Securities and Exchange Commission on [________], 2022
Registration No. 333-249615

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration No. 333-249615

to

FORM S-3

Registration Statement
under
The Securities Act of 1933

CYNERGISTEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	37-1867101 (I.R.S. employer identification no.)

11940 Jollyville Road, Suite 300-N

Austin, TX 78759

(949) 614-0700
(Address of principal executive offices, including zip code)

Steven Cagle, Chief Executive Officer

CynergisTek, Inc.

11940 Jollyville Road, Suite 300-N

Austin, TX 78759

(Name and address of agent for service)

(949) 614-0700
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  Not applicable.  Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. □

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. □

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. □

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐Accelerated filer ☐

Non-accelerated filer ☒Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

CynergisTek, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to deregister all shares of common stock, $0.001 per share that remain unsold under the following Registration Statement on Form S-3 (the “Registration Statement”):

•Registration No. 333-249615 filed with the SEC on October 22, 2020 to register the offer and sale of 1,083,333 shares.

On September 1, 2022, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 23, 2022 (the “Merger Agreement”), by and among the Company, Clearwater Compliance LLC, a Tennessee limited liability company (“Parent”), and Clearwater Compliance Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Registrant hereby removes from registration all of such securities registered under the Registration Statement that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement and has duly caused this Post-Effective Amendment to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, State of New Jersey, on the 12th day of September, 2022.

CYNERGISTEK, INC.
By:	/s/ Steven Cagle
Steven Cagle Chief Executive Officer

No other person is required to sign this Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.